250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Blake Jones Tel: (518) 415-4274 Fax: (518) 761-6741

Arrow Approves 2018 Stock Repurchase Program

GLENS FALLS, N.Y. (October 27, 2017) -- The Board of Directors of Arrow Financial Corporation (NasdaqGS® - AROW) on October 25, 2017, approved a new stock repurchase program authorizing the repurchase, at the discretion of senior management, of up to $5 million of the Company’s common stock over the 12-month period starting January 1, 2018, in open market or negotiated transactions. This new repurchase program will replace the existing $5 million repurchase program authorized on October 26, 2016, which expires December 31, 2017. Through October 16, 2017, the Company had repurchased approximately $2.1 million of Company common stock under the existing program.

------

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; Upstate Agency, LLC, specializing in property and casualty insurance; and Capital Financial Group, Inc., specializing in the sale and servicing of group health plans.

The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and our other filings with the Securities and Exchange Commission.

1